Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-126329, 333-122509, 333-103046, 333-72479, and 333-180361) of Landauer, Inc. of our report dated December 16, 2013,  except with respect to our opinion on the consolidated financial statements insofar as it relates to the changes in the composition of the reportable segments discussed in Note 16, and except for the effects of the revision of the consolidated statements of cash flows as described in Note 1 and the matter described in the penultimate paragraph of Management's Report on Internal Control over Financial Reporting, as to which the date is May 30, 2014, relating to the consolidated financial statements, the financial statement schedule and the effectiveness of internal control over financial reporting of Landauer, Inc. which appears in this Form 10-K/A (Amendment No. 1).

/s/ PricewaterhouseCoopers LLP

Chicago, IL
June 2, 2014